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                                                                  EXHIBIT (a)(4)

                          Offer to Purchase for Cash

                       39,259,305 Shares of Common Stock

                                      of

                             Global Crossing Ltd.

                                      at

                     $62.75 Net Per Share of Common Stock

                                      by

                                U S WEST, Inc.


        THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
          12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 18, 1999, UNLESS
                             THE OFFER IS EXTENDED

To Our Clients:

  Enclosed for your consideration are the Offer to Purchase, dated May 21, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments thereto, collectively constitute the "Offer") relating to the offer by U S WEST, Inc., a Delaware corporation ("Offeror"), to purchase 39,259,305 shares of common stock, par value $.01 per share (the "Common Stock" or the "Shares") of Global Crossing Ltd., a company formed under the laws of Bermuda (the "Company"), at a purchase price of $62.75 per share of Common Stock net to the seller in cash, without interest thereon and upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal enclosed herewith. Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date, or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in
Section 3 of the Offer to Purchase.

  We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The related Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares.

  Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

  Please note the following:

    1. The tender price is $62.75 per share of Common Stock net to you in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

    2. The Offer is being made for 39,259,305 Shares.

    3. The Offer is conditioned upon the satisfaction of certain terms and conditions. See the Introduction and Sections 1 and 15 of the Offer to Purchase.

    4. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer.

    5. The Offer, proration period and withdrawal rights will expire at 12:00 midnight, New York City time, on June 18, 1999 (the "Expiration Date"), unless the Offer is extended.
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    6. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by The Bank of New York (the "Depositary") of (a) Share Certificates or, in the case of Shares, timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at the Depositary Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or, in the case of Shares, confirmations of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary.

  If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth on the back page of this letter. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the back page of this letter. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Offeror may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

  In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

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

              Instructions With Respect to the Offer to Purchase

                  for Cash 39,259,305 Shares of Common Stock

                                      of

                             GLOBAL CROSSING LTD.

  The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 21, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments thereto, collectively constitute the "Offer") in connection with the offer by U S WEST, Inc., a Delaware corporation ("Offeror"), to purchase 39,259,305 shares of common stock, par value $.01 per share (the "Common Stock" or the "Shares"), of Global Crossing Ltd., a company formed under the laws of Bermuda (the "Company"), at a purchase price of $62.75 per share of Common Stock, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase.

  This will instruct you to tender to the Offeror the number of shares of Common Stock, indicated below (or if no number is indicated below, all shares of Common Stock) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Common Stock to be Tendered:     Shares

  Unless otherwise indicated, it will be assumed that you instruct us to tender all shares of Common Stock held by us for your account.

                                   SIGN HERE
 Signature(s) ________________________________________________________________
 (Print Name(s)) _____________________________________________________________
 (Print Address(es)) _________________________________________________________
 (Area Code and Telephone Number(s)) _________________________________________
 (Taxpayer Identification or Social Security Number(s)) ______________________

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